EXHIBIT 4(B)

FIRST AMENDMENT TO THE

AARON RENTS, INC. 2001 STOCK OPTION AND INCENTIVE AWARD PLAN

THIS AMENDMENT is made as of the 17th day of August, 2004, by Aaron Rents, Inc., a Georgia corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company established the 2001 Stock Option and Incentive Award Plan (the “Plan”) effective March 13, 2001;

WHEREAS, subsequent to the establishment of the Plan, the Company effected a 3-for-2 partial stock split in the form of a 50% stock dividend distributed on August 15, 2003 to shareholders of record as of August 1, 2003 (the “2003 Stock Split”);

WHEREAS, pursuant to Article 4.3 of the Plan, the Company adjusted the number of shares authorized under the Plan from 600,000 to 900,000 to give effect to the 2003 Stock Split;

                WHEREAS, Article 13 of the Plan permits the Board of Directors of the Company to amend the Plan, provided that, the approval of the shareholders is needed for any amendment that, among other things, increases the total number of shares which may be granted under the Plan;

WHEREAS, on April 27, 2004, the shareholders of the Company approved an increase in the number of shares authorized under the Plan, from 900,000 to 1,900,000 (the “Share Increase”);

WHEREAS, subsequent to the approval of the Share Increase, the Company effected a 3-for-2 partial stock split in the form of a 50% stock dividend distributed on August 16, 2004 to shareholders of record as of August 2, 2004 (the “2004 Stock Split”);

WHEREAS, pursuant to Article 4.3 of the Plan, the Company adjusted the number of shares authorized under the Plan from 1,900,000 to 2,850,000 to give effect to the 2004 Stock Split; and

                WHEREAS, the Board of Directors of the Company desires to amend the Plan to: (1) reflect the adjustments previously made in connection with the 2003 and 2004 Stock Splits; (2) reflect the Share Increase; and (3) correct an obsolete reference in the definitional section of the Plan;

                NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the Plan is amended as follows:

                1.             Article 4.1 is hereby amended by deleting the number “six hundred thousand (600,000)” and replacing it with the number “two million eight hundred fifty thousand (2,850,000).”

                2.             Article 2(dd) is hereby amended by deleting the text “Class B.”

                3.             Except as hereby amended, the Plan shall remain in full force and effect.

                IN WITNESS WHEREOF, the undersigned does hereby execute this First Amendment to the Plan as of the date first above written.

AARON RENTS, INC.

By:	/s/ Gilbert L. Danielson
Name:	Gilbert L. Danielson
Title:	Executive Vice President, Chief Financial Officer